UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2010

Quepasa Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 Datura Street, Ste. 114 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 366-1249

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On September 20, 2010, Quepasa Corporation (the “Company”) and Hollywood Creations, Inc. (“Hollywood”) signed a binding term sheet with respect to Hollywood creating, distributing and monetizing certain social web games and skill-based wagering titles (the “Games”) to the Company’s user base.  Hollywood will grant the Company an exclusive worldwide license to market and distribute the Games using the Company’s innovative media platform, which the Company believes will enhance user experience and attract users to the Company’s website, Quepasa.com.  The Company and Hollywood will share the net revenues derived from the Games.  The binding term sheet is for an 18 month period with automatic annual renewals unless cancelled by either party.

In connection with the binding term sheet, the Company entered into a Note Purchase Agreement with Hollywood and agreed to lend Hollywood $650,000 in three separate equal installments.  Each loan will be evidenced by a 6% Convertible Promissory Note due one year from the date of issuance (“Note”).  The Note is convertible based on an agreed upon formula.  The Company has lent the first $216,667 installment and Hollywood issued the Company a Note due on September 20, 2011.  The form of Note and Agreement are incorporated herein by reference and attached as Exhibits 4.1 and 10.1, respectively.

The second and third installments are subject to certain milestones being met with respect to the development, delivery and integration of the Games on the Company’s website. Once the applicable milestone is met, Hollywood may request the second and third loans of $216,667.  The Company has the right not to lend the second or third installments.

Item 9.01       Financial Statements and Exhibits.

Exhibit No.	Exhibit
4.1	Form of Hollywood Note
10.1	Hollywood Note Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA CORPORATION

Date: September 24, 2010	By:	/s/ Michael Matte
Name: Michael Matte
Title: Chief Financial Officer